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Exhibit 10.13

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Second Amended and Restated Employment Agreement ("Agreement") is made as of December 15, 2003, by and between Transaction Systems Architects, Inc., a Delaware corporation, ("Employer") and Gregory D. Derkacht ("Employee").

PRELIMINARY STATEMENTS

A. Employer and Employee have entered into that certain employment agreement (the "2001 Employment Agreement") dated as of December 3, 2001 pertaining to the terms of the employment of Employee by Employer, which agreement was amended and restated as of April 28, 2003. Such amended and restated agreement is referred to herein as the "First Amended and Restated Employment Agreement."

B. Employer and Employee desire to amend and restate the First Amended and Restated Employment Agreement to modify the terms and conditions pursuant to which Management Incentive Compensation may be payable to Employee hereunder.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

        1.    Employment    Employer hereby agrees to employ Employee as President and Chief Executive Officer ("CEO"), and Employee hereby accepts such employment by Employer upon the terms and conditions and with such duties as determined by the Board of Directors of Employer from time to time and which shall be related or appropriate to the position.

        2.    Term.    The term of employment commenced on January 2, 2002, and shall continue for a period of three years thereafter, unless sooner terminated as hereinafter set forth in Section 6, subject to certain provisions surviving termination as set forth below. Thereafter, this Agreement and the term of employment pursuant hereto will be automatically extended for successive one-year terms, unless either party elects to terminate this Agreement by giving the other party written notice thereof not less than 90 days prior to the end of the then-current term.

        3.    Duties.    Employee shall, during the term hereof:

                (a)    Execute Duties.    Execute the duties attendant to his position as determined and directed by the Board of Directors from time to time.

                (b)    Board Service.    Serve as a member of the Employer's Board of Directors.

                (c)    Full Efforts and Time.    Consistent with the foregoing, Employee shall devote full business time, energy, and skill to the businesses of Employer, and to the promotion of Employer's best interests; provided, however, that this Agreement shall not preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, from engaging in professional speaking and writing activities, and from serving as a member of the board of directors of other corporations or entities (subject to the approval by the Chairman of the Board of Directors of Employer) so long as such activities do not unreasonably interfere with the businesses of Employer or conflict with Employee's obligations under this Agreement.

        4.    Compensation.

                (a)    Base.    Effective January 1, 2003, Employer shall pay Employee for all services to be performed by Employee during the term of this Agreement a base salary (the "Base Salary") at the minimum rate of $360,000 per year, payable in substantially equal semi-monthly payments in accordance with Employer's customary practice for other employees, as such practice may be determined from time to time. The Board of Directors may increase such Base Salary but not decrease such Base Salary unless, as a result of a reasonable business judgment by the Board of Directors of Employer, there is a prorata across-the-board salary reduction for all executive level management employees of Employer.

                (b)    Management Incentive Compensation.    In addition to the Base Salary, Employee shall be entitled to participate in the Employer's annual Management Incentive Compensation Program approved by the Board of Directors of Employer ("MICP"), subject to the provisions of this Agreement. Employee's "on target" incentive compensation will be $150,000 per fiscal year, prorated over the number of periods established under the MICP. For clarification purposes, the MICP for fiscal year 2004 provides for five periods, one for each fiscal quarter and one for the fiscal year. The amount of incentive compensation payable to Employee with respect to a particular period will depend upon the achievement of (i) the financial results set forth in the MICP with respect to the fiscal quarter and (ii) such additional objectives as the Board of Directors of Employer may reasonably establish from time to time. The Board of Directors may increase or decrease the incentive compensation payable to Employee.

                (c)    Business Expenses.    In addition to the Base Salary set forth above, Employer agrees that during the term of this Agreement Employee shall be entitled to reimbursement by Employer for all reasonable and documented business expenses incurred by him on Employer's behalf in the course of his employment hereunder in accordance with Employer's policy concerning the same.

                (d)    Board Service.    No separate or additional compensation will be paid to Employee with respect to service on the Board of Directors.

                (e)    Stock Options.    Employee has received three stock option grants from the Employer's existing stock option plans. The first grant was in the amount of 100,000 shares and was made on January 2, 2002. The second and third grants were in the amount of 200,000 shares each and were made February 19, 2002. The terms and conditions for each of the grants are set forth in separate stock option agreements. The stock option agreements for each of the grants are attached hereto as Exhibits B, C and D, respectively.

        5.    Additional Benefits.    Employee and his dependents shall be entitled to participate in and receive health insurance and other benefits ("Benefit Plans") under the Employer's Benefit Plans, whether qualified or non-qualified, subject to and on a basis consistent with the terms, conditions, and overall administration of such Benefit Plans as provided to similarly situated employees of Employer, as changed from time to time. Employee shall be entitled to a minimum of four weeks of paid vacation and holidays in accordance with Employer's policies in effect from time to time for its employees.

        6.    Termination.

                (a)    Types of Termination.

                        (i)    For Cause by Employer.    Any termination of Employee's employment by Employer for Cause (as defined in Exhibit E attached hereto) shall be authorized by a vote of at least a majority of the non-employee members of the Board of Directors of Employer within 12 months of a majority of such non-employee members of the Board of Directors having actual knowledge of the event or circumstances providing a basis for such termination. In the case of clause (ii) of the definition of Cause, Employee shall be given notice by the Board of Directors specifying in detail the particular act or failure to act on which the Board of Directors is relying in proposing to terminate him for Cause and offering Employee an opportunity, on a date at least 14 days after receipt of such notice, to have a hearing, with counsel, before a majority of the non-employee members of the Board of Directors, including each of the members of the Board of Directors who authorized the termination for Cause. Employee shall not be terminated for Cause if, within 30 days after the date of Employee's hearing before the Board of Directors (or if Employee waives a hearing, within 30 days after receiving notice of the proposed termination), he has corrected the particular act or failure to act specified in the notice and by so correcting such act or failure to act he has reduced the economic damage his act or failure to act has allegedly caused Employer to a level which is no longer material or has eliminated the probability that such act or failure to act is likely to result in material economic damage to Employer. No termination for Cause shall take effect until the expiration of the correction period described in the preceding sentence and the determination by a majority of the non-employee members of the Board of Directors that Employee has failed to correct the act or failure to act in accordance with the terms of the preceding sentence.

                        Anything herein to the contrary notwithstanding, if, following a termination of Employee's employment by Employer for Cause based upon the conviction of Employee for a felony involving moral turpitude such conviction is finally overturned on appeal, Employee shall be entitled to the compensation provided in Sections 4(a) and 4(c) of that certain severance compensation agreement (the "Severance Compensation Agreement") made as of April 28, 2003 between Employer and Employee, a copy of which is attached hereto as Exhibit F. In lieu of the interest provided in clause (iv) of the first sentence of Section 4(a) of the Severance Compensation Agreement and the interest provided in the second sentence of Section 4(c) of the Severance Compensation Agreement, however, the compensation provided in Sections 4(a) and 4(c) of the Severance Compensation Agreement shall be increased by a 10% rate of interest, compounded annually, calculated from the date such compensation would have been paid if Employee's employment had been terminated without Cause.

                        (ii)    By Employee Voluntarily.    Employee may terminate his employment voluntarily hereunder 30 days after providing Employer written notice setting forth his intention to do so.

                        (iii)    Death, Disability or Retirement of Employee.    If Employee's employment is terminated during the term of this Agreement due to the death, Disability (as defined below) or Retirement (as defined in Exhibit E) of Employee, then an amount equal to Employee's Base Salary (at the rate most recently in effect) shall be paid through the date of his death, Disability or Retirement, plus an amount in respect of any accrued but unused vacation days; provided, however, that if Employee's employment is terminated due to death, Disability or Retirement subsequent to a Change in Control, then the applicable provisions of the Severance Compensation Agreement shall govern.

                        In addition to any other compensation provided for under this Agreement or the Severance Compensation Agreement, Employee's beneficiaries shall also receive any insurance benefits under the Benefit Plans to which Employee or his beneficiaries are entitled on the date of his death or Disability. Furthermore, if Employee's employment is terminated during the term of this Agreement due to Disability, then Employee will be entitled to continued participation in all Benefit Plans or programs available to Employer's employees generally, until the earlier of (A) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or (B) two years from the Termination Date; provided (1) if Employee is precluded from continuing his participation in any Benefit Plan or program as provided in the preceding sentence, he shall be paid, in a lump sum cash payment, within 30 days following the date it is determined he is unable to participate in any Benefit Plan or program, the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in the preceding sentence, and (2) the economic equivalent of any benefit foregone shall he deemed to be the lowest cost that would be incurred by Employee in obtaining such benefit for himself (including family or dependent coverage, if applicable) on an individual basis. Employee shall be eligible for group health plan continuation coverage under and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1965, as amended, when he ceases to be eligible for continued participation in Employer's group health plan under this Section 6(a)(iii).

                        As used in this Agreement, the term "Disability" shall mean the inability of Employee, due to physical or mental illness, with or without a reasonable accommodation, to perform his duties with Employer on a full-time basis for six months and, within 30 days after a Notice of Termination (as defined in Exhibit E) is thereafter given by Employer, Employee's failure to return to the full-time performance of Employee's duties as set forth in Section 3.

                        In the case of the Disability or Retirement of Employee, the Noncompetition and Confidentiality and other provisions of Sections 7 and 8 hereof shall remain in effect.

                        (iv)    Without Cause by Employer.    Employer may terminate the employment of Employee at any time without Cause after providing Employee with 30 days' prior written notice setting forth its intention to do so.

                        (v)    Expiration of Term.    The expiration of this Agreement is by its own term, as set forth in Section 2.

                (b)    Compensation on Termination.    Except as otherwise set forth in the Severance Compensation Agreement, if Employee is terminated for Cause, death, Disability, Retirement, or voluntarily terminates his employment, or if this Agreement terminates by its own term, he shall not be entitled to any compensation following the date of termination as defined below (the "Termination Date"):

                        (i)    for Cause by Employer—immediately upon the expiration of the correction period described in Section 6(a)(i) and the determination by a majority of the non-employee members of the Board of Directors that Employee has failed to correct the act or failure to act in accordance with the terms of Section 6(a)(i);

                        (ii)    for death, Disability or Retirement—for death or Retirement, immediately upon the date of such occurrence; for Disability, immediately upon expiration of the notice period described in Section 6(a)(iii) if Employee fails to return to the full-time performance of Employee's duties as set forth in Section 3;

                        (iii)    for voluntary termination—on the 30th day following notice by Employee to Employer; and

                        (iv)    by its own term—on the date set forth in Section 2,

                (c)    Compensation for Termination Without Cause.    In the event Employee is terminated by Employer without Cause, Employer shall pay to Employee $150,000.

                (d)    Change in Control Compensation.    Employee shall be entitled to the compensation provided in the Severance Compensation Agreement pursuant to the terms stated in such agreement.

                (e)    Any termination of Employee by Employer pursuant to Section 6(a)(i) or 6(a)(iii) above, or by Employee pursuant to Section 6(a)(ii) above, shall be communicated by a Notice of Termination to the other party to this Agreement.

        7.    Noncompetition, Noninducement, Nonsolicitation.

                (a)    Employee hereby agrees that commencing on the date of this Agreement and continuing through 180 days after the termination date (the "Non-Compete Period"), he shall not singly, jointly, or as a member, employee, or agent of any partnership or as an officer, agent, employee, director or stockholder, or investor of any other corporation or entity, or in any other capacity, which is engaged in a similar business to that of Employer during the period of non-competition:

                        (i)    solicit, contact and/or service any person, firm, corporation, partnership, or entity of any kind whatsoever for purposes which are competitive to that of Employer, and for purposes similar to those performed by Employee for Employer, a client of Employer for which Employee performed service or had personal contact with on behalf of Employer during the last one year of Employee's employment with Employer; provided, that Employee shall be able to acquire and hold up to 1% of the outstanding shares of any publicly traded stock of any company, and an unlimited percentage of outstanding shares in the Employer, its parent, affiliates, or subsidiaries; and

                        (ii)    directly or indirectly induce or attempt to induce any person who, during the term of Employee's employment hereunder, was an employee, representative or agent of Employer or any of its affiliates to terminate his employment with Employer or any of its affiliates, or to violate the terms of any agreement between said employee, representative or agent and Employer or any of its affiliates.

                (b)    It is understood and agreed by Employer and Employee that the time periods of the restrictions set forth in Section 7(a) of this Agreement are intended by Employer and Employee to be extended by any time period during which Employee violates the terms and conditions of Section 7(a). Notwithstanding anything which could be construed to the contrary, this Section 7(b) is not intended to and shall not be deemed to permit Employee to violate any term or condition of Section 7(a).

                (c)    In the event any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining portions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein.

                (d)    Employer and Employee specifically agree that the provisions of Sections 7, 8, 9, and 10 shall survive the termination of this Agreement.

                (e)    Employer and Employee agree that the provisions of this Section 7 may be waived in whole or in part by mutual agreement in writing by Employer and Employee.

        8.    Confidentiality.    Without the consent of Employer, Employee will not, during his Employment or after termination of this Agreement, (a) disclose any trade secret or proprietary or confidential knowledge or information of Employer or any affiliate of Employer to any person or entity (other than to Employer or shareholders, directors, officers or employees of Employer or representatives thereof), or (b) otherwise make use of any such secret, knowledge or information for other than Employers purposes, unless in the case of (a) or (b) above such secret, knowledge or information is readily ascertainable from publicly available information. Employee will hold confidential, on behalf of Employer as the property of Employer, all memoranda, manuals, books, papers, letters, documents, computer software and other similar property obtained during the course of performing duties under this Agreement, and will return such property to Employer at any time upon demand by Employer and, in any event, within three calendar days after termination of his employment under this Agreement or after the end of the term of this Agreement.

        9.    Developments.

                (a)    As used in this Agreement, the term "Employee Developments" shall mean all technological, financial, operating and training ideas, processes, methods and materials, specifically including, but not limited to, all inventions, discoveries, improvements, devices, apparatus, designs, practices, processes, methods, formulas, know-how, products, enhancements and all software, computer programs (including source code, object code, documentation and programmer's notes) and other works of authorship, whether or not patentable or copyrightable, developed, written, conceived or reduced to practice during Employee's employment by Employer or within a period of 90 days thereafter (i) which result from any work performed by Employee for the Employer, or (ii) which relate to the Employer's business or research or development of the Employer at the time Employee develops, writes, conceives or reduces to practice any of the foregoing, alone or with others.

                (b)    Employee shall promptly disclose all Employee Developments to the Employer and make available to the Employer any work papers, drawings, designs, schematics, specifications, descriptions, models, diskettes, computer tapes, source codes or other tangible incidents of Employee Developments. Employee agrees that all Employee Developments shall be considered work made by Employee for the Employer and prepared within the scope of Employee's employment and that all right, title and ownership interest in and to the Employee Developments, including, without limitation, copyright, trade secret, patent or other intellectual property rights, shall exclusively vest in and be retained by the Employer, both during and following the term of employment. Employee agrees to perform upon request of the Employer any acts that may be necessary or convenient during his term of employment or thereafter to establish, perfect, evidence, register, transfer, assign or convey ownership of Employee Developments in or to the Employer, to the fullest extent possible, including without limitation, assignment to the Employer of all ownership, copyright, trade secret, patent and other intellectual property rights without any further consideration.

        10.    Remedies.

                (a)    Employer shall be entitled, if it elects, to enjoin any breach or threatened breach of, or enforce the specific performance of, the obligations of Employee under Sections 7 and 8, without showing any actual damage or that monetary damages would be inadequate. Any such equitable remedy will not be the sole and exclusive remedy for any such breach, and Employer may pursue other remedies for such a breach.

                (b)    Any court proceeding to enforce the specific performance provisions of this Agreement may be commenced in the federal courts located in the State of Nebraska, or in the absence of federal jurisdiction, the state courts of Nebraska having jurisdiction. Employer and Employee submit to the jurisdiction of such courts and waive any objection which they may have to the pursuit of any such proceeding in any such court for purposes of specific performance only.

        11.    Employer Assignment.    Employer may assign this Agreement, provided, however, that in the event of such assignment by the Employer, Employer's obligations hereunder shall be binding legal obligations and shall inure to the benefit of any successor.

        12.    Relocation.    Employee agrees to relocate to Omaha, Nebraska, for the term of this Agreement. Employer will pay for movement of Employee's household and personal belongings. Employer will pay for real estate commission and other customary and reasonable closing costs associated with the sale of Employee's current home in Chicago. Employer will not pay for any fees or costs associated with the purchase of a home in Omaha. Employer will pay for two house-hunting trips in Omaha for Employee and spouse. No tax gross-up or equalization allowances will be provided. Temporary housing in Omaha and related travel to and from Chicago will be provided and paid for by the Employer while Employees attempts to sell home in Chicago. Payment by Employer for such expenses will cease at the earlier of (1) Employee moving into anew residence in Omaha; (2) closing the sale of Employee's Chicago house; or (3) March 31, 2002.

        13.    Benefits Unfunded.    All rights of Employee and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Employee nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer.

        14.    Waiver.    No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

        15.    Applicable Law.    This Agreement shall be construed and interpreted pursuant to the laws of the State of Nebraska without giving effect to the conflict of laws provisions thereof.

        16.    Entire Agreement.    This Agreement and the Severance Compensation Agreement contain the entire agreement between Employer and Employee and supersede any and all previous agreements, written or oral, between the parties relating to the subject matter hereof and thereof including, without limitation, the 2001 Employment Agreement. In the event of a conflict between the provisions of this Agreement and the provisions contained in the Severance Compensation Agreement, the provisions of the Severance Compensation Agreement shall govern. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Employee.

        17.    Counterparts.    This Agreement may be executed in counterparts and by facsimile signatures, each of which shall be deemed an original, and all of which taken together shall constitute one instrument.

        18.    Severability.    In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

        19.    Notice.    Notices under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other addresses as the party being notified may have previously furnished to the others by written notice.

If to Employer or its Board of Directors:

Transaction Systems Architects, Inc. Attn: Chairman of the Board of Directors 224 South 108th Avenue Omaha, NE 68154
with a copy to:
Transaction Systems Architects, Inc. Attn: General Counsel 224 South 108th Avenue Omaha, Nebraska 68154
If to Employee:
Gregory D. Derkacht 2441 South 191st Circle Omaha, NE 68130

Such notices shall be deemed received three business days after they are so sent.

        IN WITNESS WHEREOF, the parties have executed this Agreement, on the day and year first above written.

Transaction Systems Architects, Inc. ("Employer")
By:	/s/ DENNIS BYRNES
Its:	Senior Vice President
Gregory D. Derkacht ("Employee")
/s/ GREGORY D. DERKACHT

Exhibit A—Intentionally Omitted
Exhibit B—Stock Option Agreement (January 2, 2002)
Exhibit C—Stock Option Agreement (February 19, 2002)
Exhibit D—Stock Option Agreement (February 19, 2002)
Exhibit E—Certain Definitions
Exhibit F—Severance Compensation Agreement (April 28, 2003)

EXHIBIT E

DEFINITIONS

I.    Change in Control

For purposes of this Agreement, "Change in Control" shall mean:

        (1)    approval by the stockholders of the Employer of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation: (A) more than 60% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities, as the case may be (for purposes of determining whether such percentage test is satisfied, there shall be excluded from the number of shares and voting securities of the resulting corporation owned by the Employer's stockholders, but not from the total number of outstanding shares and voting securities of the resulting corporation, any shares or voting securities received by any such stockholder in respect of any consideration other than shares or voting securities of the Employer); (B) no Person (excluding the Employer, any employee benefit plan (or related trust) of the Employer, any qualified employee benefit plan of such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Employer Common Stock or Outstanding Employer Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

        (2)    (A) approval by the stockholders of the Employer of a complete liquidation or dissolution of the Employer; or (B) the first to occur of (i) the sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Employer or (ii) the approval by the stockholders of the Employer of any such sale or disposition, other than, in each case, any such sale or disposition to a corporation, with respect to which immediately thereafter, (a) more than 60% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities, as the case may be (for purposes of determining whether such percentage test is satisfied, there shall be excluded from the number of shares and voting securities of the transferee corporation owned by the Employer's stockholders, but not from the total number of outstanding shares and voting securities of the transferee corporation, any shares or voting securities received by any such stockholder in respect of any consideration other than shares or voting securities of the Employer); (b) no Person (excluding the Employer and any employee benefit plan (or related trust) of the Employer, any qualified employee benefit plan of such transferee corporation and any

Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Employer Common Stock or Outstanding Employer Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of such transferee corporation and the combined voting power of the then-outstanding voting securities of such transferee corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of such transferee corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the board providing for such sale or other disposition of assets of the Employer;

        (3)    if individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer's stockholders, was approved by a vote of at least two-thirds of the Directors then constituting the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest subject to Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

        (4)    approval by the stockholders of the Employer of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation (A) more than 60% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities, as the case may be (for purposes of determining whether such percentage test is satisfied, there shall be excluded from the number of shares and voting securities of the resulting corporation owned by the Employer's stockholders, but not from the total number of outstanding shares and voting securities of the resulting corporation, any shares or voting securities received by any such stockholder in respect of any consideration other than shares or voting securities of the Employer); (B) no person (excluding the Employer, any employee benefit plan (or related trust) of the Employer, any qualified employee benefit plan of such corporation resulting from such reorganization, merger or consolidation and any person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Employer Common Stock or Outstanding Employer Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation.

II.    Retirement

For purposes of this Agreement only, "Retirement" shall mean termination by the Employer or the Employee of the Employee's employment based on the Employee's having reached age 65 or such other age as shall have been fixed in any arrangement established pursuant to this Agreement with the Employee's consent with respect to the Employee.

III.    Cause

For purposes of this Agreement only, "Cause" shall mean: (1) the Employee's conviction of a felony involving moral turpitude; or (2) the Employee's serious, willful gross misconduct or willful gross neglect of duties (other than any such neglect resulting from the Employee's incapacity due to physical or mental illness or any such neglect after the issuance of a Notice of Termination by the Employee for Good Reason, as such term is defined in herein which, in either case, has resulted, or in all probability is likely to result, in material economic damage to the Employer; provided no act or failure to act by the Employee will constitute "Cause" under clause (2) if the Employee believed in good faith that such act or failure to act was in the best interest of the Employer.

        For purposes of this Agreement only, any termination of the Employee's employment by the Employer for Cause shall be authorized by a vote of at least a majority of the non-employee members of the Board of Directors of the Employer (the "Board") within 12 months of a majority of such non-employee members of the Board having actual knowledge of the event or circumstances providing a basis for such termination. In the case of clause (2) of this Section III, the Employee shall be given notice by the Board specifying in detail the particular act or failure to act on which the Board is relying in proposing to terminate him for Cause and offering the Employee an opportunity, on a date at least 14 days after receipt of such notice, to have a hearing, with counsel, before a majority of the non-employee members of the Board, including each of the members of the Board who authorized the termination for Cause. The Employee shall not be terminated for Cause if, within 30 days after the date of the Employee's hearing before the Board (or if the Employee waives a hearing, within 30 days after receiving notice of the proposed termination), he has corrected the particular act or failure to act specified in the notice and by so correcting such act or failure to act he has reduced the economic damage his act or failure to act has allegedly caused the Employer to a level which is no longer material or has eliminated the probability that such act or failure to act is likely to result in material economic damage to the Employer. No termination for Cause shall take effect until the expiration of the correction period described in the preceding sentence and the determination by a majority of the non-employee members of the Board that the Employee has failed to correct the act or failure to act in accordance with the terms of the preceding sentence.

        Anything herein to the contrary notwithstanding, if, following a termination of the Employee's employment by the Employer for Cause based upon the conviction of the Employee for a felony involving moral turpitude such conviction is finally overturned on appeal, the Employee shall be entitled to the Change in Control Compensation. In such event Change in Control Compensation shall be increased by a ten percent rate of interest, compounded annually, calculated from the date such compensation would have been paid if the Employee's employment had been terminated without Cause.

        IV.    Good Reason

For purposes of this Agreement, "Good Reason" shall mean, after any Change in Control and without the Employee's express written consent, any of the following:

        (1)    a significant diminution in the Employee's duties and responsibilities, or the assignment to the Employee by the Employer of duties inconsistent with the Employee's position, duties, responsibilities or status with the Employer immediately prior to a Change in Control of the Employer, or a change in the Employee's titles or offices as in effect immediately prior to a Change in Control of the Employer, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Employee's death or by the Employee other than for Good Reason;

        (2)    a reduction by the Employer in the Employee's annual rate of base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Employer's failure to increase (within 12 months of the Employee's last increase in his annual rate of base salary) the Employee's annual rate of base salary after a Change in Control of the Employer in an amount which at least equals, on a percentage basis, the greater of (A) the average percentage increase in the annual rate of base salary for all officers of the Employer effected in the preceding 12 months; or (B) the Consumer Price Index as published by the United States Government (or, in the event such index is discontinued, any similar index published by the United States Government as designated in good faith by the Employee); provided, however, that nothing contained in this Paragraph 2 of Section III shall be construed under any circumstances as permitting the Employer to decrease the Employee's annual rate of base salary;

        (3)    (A) any failure by the Employer to continue in effect any benefit plan or arrangement (including, without limitation, the life insurance, medical, dental, accident and disability plans) in which the Employee is participating at the time of a Change in Control of the Employer, or any other plan or arrangement providing the Employee with benefits that are no less favorable (hereinafter referred to as "Benefit Plans"); or (B) the taking of any action by the Employer which would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any such Benefit Plan or deprive the Employee of any material fringe benefit or perquisite of office enjoyed by the Employee at the time of a Change in Control of the Employer, unless in the case of either clause 3(A) or 3(B) above, there is substituted a comparable plan or program that is economically equivalent or superior, in terms of the benefit offered to the Employee, to the Benefit Plan being altered, reduced, affected or ended;

        (4)    (A) any failure by the Employer to continue in effect any incentive plan or arrangement (including, without limitation, the Employer's bonus arrangements, the Transaction Systems Architects, Inc. Deferred Compensation Plan, the Transaction Systems Architects, Inc. 401(k) Plan, the sales incentive plans, and the management incentive plans) in which the Employee is participating at the time of a Change in Control of the Employer, or any other plans or arrangements providing him with substantially similar benefits, (hereinafter referred to as "Incentive Plans"); (B) the taking of any action by the Employer which would adversely affect the Employee's participation in any such Incentive Plan or reduce the Employee's benefits under any such Incentive Plan, unless in the case of either clause 4(A) or 4(B) above, there is substituted a comparable plan or program that is economically equivalent or superior, in terms of the benefit offered to the Employee, to the Incentive Plan being altered, reduced, affected or ended; or (C) any failure by the Employer with respect to any fiscal year to make an award to the Employee pursuant to each such Incentive Plan or such substituted comparable plan or program equal to or greater than the greater of (i) the award (whether paid or payable in cash or in securities of the Employer) made to the Employee pursuant to such Incentive Plan or such substituted comparable plan or program with respect to the immediately preceding fiscal year or (ii) the average annual award (whether paid or payable in cash or in securities of the Employer) made to the Employee pursuant to such Incentive Plan or such substituted comparable plan with respect to the prior three fiscal years (or such lesser number of prior fiscal years that the Employee was employed by the Employer or that the Incentive Plan (together with any substituted comparable plan) was maintained);

        (5)    (A) any failure by the Employer to continue in effect any plan or arrangement to receive securities of the Employer (including, without limitation, the Transaction Systems Architects, Inc. 1999 Employee Stock Purchase Plan and the Transaction Systems Architects Inc. 1999 Stock Option Plan) in which the Employee is participating at the time of a Change in Control of the Employer, or any other plan or arrangement providing him with substantially similar benefits (hereinafter referred to as "Securities Plans"); (B) the taking of any action by the Employer which would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any such Securities Plan, unless in the case of either clause 5(A) or 5(B) above, there is substituted a comparable plan or program that is economically equivalent or superior, in terms of the benefit offered to the Employee, to the Securities Plan being altered, reduced, affected or ended, or (C) any failure by the Employer in any fiscal year to grant stock options, stock appreciation rights or securities awards to the Employee pursuant to such Securities Plans with respect to an aggregate number of securities of the Employer of each kind that is equal to or greater than the greater of (i) the aggregate number of securities of the Employer of that kind covered by stock options, stock appreciation rights or securities awards granted to the Employee pursuant to such Securities Plans in the immediately preceding fiscal year or (ii) the average annual aggregate number of securities of the Employer of that kind covered by stock options, stock appreciation rights, or securities awards granted to the Employee pursuant to such Securities Plans in the prior three fiscal years; and provided further the material terms and conditions of such stock options, stock appreciation rights, and securities awards granted to the Employee after the Change in Control (including, but not limited to, the exercise price, vesting schedule, period and methods of exercise, expiration date, forfeiture provisions and other restrictions) are substantially similar to the material terms and conditions of the stock options, stock appreciation rights, and securities awards granted to the Employee under the Securities Plans immediately prior to the Change in Control of the Employer;

        (6)    the Employee's relocation more than 50 miles from the location at which the Employee performed the Employee's duties prior to a Change in Control of the Employer, except for required travel by the Employee on the Employer's business to an extent substantially consistent with the Employee's business travel obligations at the time of a Change in Control of the Employer;

        (7)    any failure by the Employer to provide the Employee with the number of annual paid vacation days to which the Employee is entitled for the year in which a Change in Control of the Employer occurs;

        (8)    any material breach by the Employer of any provision of this Agreement;

        (9)    any failure by the Employer to obtain the assumption of this Agreement by any successor or assign of the Employer prior to such succession or assignment;

        (10)    any failure by the Employer or its successor to enter into an agreement with the Employee that is substantially similar to this Agreement with respect to a Change in Control of the Employer or its successor occurring thereafter; or

        (11)    any purported termination of the Employee's employment by the Employer pursuant to incapacity due to physical or mental illness, Retirement or for Cause which is not effected pursuant to a Notice of Termination satisfying the requirements as defined and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this definition ("Good Reason"), an isolated, immaterial, and inadvertent action not taken in bad faith by the Employer in violation of Paragraph 2, 3, 4, 5, or 7 of this subsection that is remedied by the Employer promptly after receipt of notice thereof given by the Employee shall not be considered Good Reason for the Employee's termination of employment with the Employer. In the event the Employee terminates his employment for Good Reason hereunder, then notwithstanding that the Employee may also retire for purposes of the Benefit Plans, Incentive Plans or Securities Plans, the Employee shall be deemed to have terminated his employment for Good Reason for purposes of this Agreement.

V.    Notice of Termination

Any termination of the Employee by the Employer for Good Reason or by the Employee for Good Reason shall be communicated by a Notice of Termination to the other party hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Employer shall be effective without such Notice of Termination.

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SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
PRELIMINARY STATEMENTS
AGREEMENT
EXHIBIT E DEFINITIONS